EXHIBIT 99.1


       INTERLINK ANNOUNCES EXTENSION OF TIME TO FILE FINANCIAL STATEMENTS

CAMARILLO, CALIFORNIA, MARCH 16, 2006 - Interlink Electronics, Inc. (Nasdaq:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced that Nasdaq has granted its request for an extension of the time in which it must file its late quarterly report on Form 10-Q for the third quarter of 2005 and all required restatements to March 31, 2006. Interlink intends to file the late quarterly report concurrently with its 2005 annual report on Form 10-K, which will contain all required restatements. Interlink will be filing with the SEC an application for extension of time to file its 2005 Annual Report and currently expects to file the report on or before March 31, 2006.

ABOUT INTERLINK ELECTRONICS, INC.

Interlink Electronics, Inc. (NASDAQ: LINK) is a world leader in the design and manufacture of intuitive interface technologies and products. Creating today's interface standards, the Company's e-transactions, specialty business, OEM remote controls and branded products and have established Interlink as the industry's comprehensive source for branded and OEM solutions.

Recognized worldwide for innovative technologies and solutions, Interlink Electronics, Inc. serves a global customer-base from its corporate headquarters in Camarillo, CA and offices in Tokyo, Hong Kong and Taiwan. The company holds numerous patents protecting its sensor technologies, wireless communications protocol and product design properties. See Interlink Electronics online at www.interlinkelectronics.com or in Japan at http://www.interlinkelec.co.jp/.

All registrations and trademarks are properties of their respective owners.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, technology adoption, and future business activities should be considered in light of these factors.

CONTACTS:
Investor Relations Contact:
Michelle Lockard
mlockard@interlinkelectronics.com
805-484-8855 ext. 114

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